September 15, 2003                                                   Exhibit 5.1

Diversinet Corp.
2225 Sheppard Avenue East,
Suite 1801,
Toronto, ON M2J 5C2


Dear Sirs:

RE:     DIVERSINET CORP. (THE "COMPANY")

We have acted as special Canadian counsel to the Company in connection with:

(i) the issue and sale by the Company of 5,000,000 common shares (the "Placement Shares") in the capital of the Company pursuant to stock purchase agreements (the "Purchase Agreements") made as of May 15, 2003 and as accepted by the Company June 23, 2003 among the Company and each of the Purchasers (the "Purchasers") named therein (such transaction being referred to as the "Private Placement");

(ii) the issue by the Company of 40,000 common shares in the capital of the Company (the "Retainer Shares") as directed by Sunrise Securities Corp. (the "Agent") in respect of the Retainer Fee under the Financial Advisory and Investment Banking Agreement (the "Advisory Agreement") dated May 9, 2003, 2003 between the Company and the Agent;

(iii) the issue by the Company of 500,000 warrants (the "Broker Warrants") under the terms of the Advisory Agreement and as directed by the Agent, with each Broker Warrant entitling the holder to subscribe for one common share in the capital of the Company (the "Broker Warrant Shares") during the period stated therein at a price of US$0.62 (subject to adjustment in accordance with the term thereof);

(iv) the issue by the Company of 500,000 common shares in the capital of the Company (the "Fee Shares") in respect of the fee payable to the Agent in connection with the Private Placement under the terms of the Advisory Agreement and as directed by the Agent;

(v) the issue by the Company of 200,000 common shares in the capital of the Company (the "PR Shares") under the terms of the a Public Relations Agreement (the "PR Agreement") dated May 14, 2003 between the Company and Sunrise Financial Group, Inc. and as directed by Sunrise Financial Group, Inc.;

(vi) the issue by the Company of 100,000 warrants (the "PR Warrants") under the terms of the PR Agreement and as directed by Sunrise Financial Group, Inc., with each PR Warrant entitling the holder to subscribe for one common share in the capital of the Company (the "PR Warrant Shares") during the period stated therein at a price of US$0.60 (subject to adjustment in accordance with the term thereof);

(vii) the issue by the Company of 250,000 common shares in the capital of the Company (the "Business Development Shares") under the terms of a Business Development Agreement dated May 14, 2003 between the Company and iSimplify LLC (the "Business Development Agreement") and as directed by iSimplify LLC;

(viii) the review of an aggregate of 120,000 warrants of the Company dated January 2, 2003 issued to five individuals in accordance with a direction of Parul Atul Parikh (the "DSS Warrants"), with each DSS Warrant entitling the holder to subscribe for one common share in the capital of the Company (the "DSS Warrant Shares") at a price of US$3.75 (after giving effect to a subsequent 10 for one share consolidation) during the periods specified therein with respect to a specified number of common shares;

(ix) the review of an Advisory Board Consultant Agreement between the Company, Good Harbor Consulting, LLC ("Good Harbor") and Richard Clarke effective July 1, 2003 (the "Good Harbor Agreement") pursuant to which the Company has agreed to issue 50,000 warrants (the "Good Harbor Warrants") to Good Harbor, with each Good Harbor Warrant entitling the holder to subscribe for one common share in the capital of the Company (the "Good Harbor Warrant Shares") at a price of US$0.62;


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(x)     the issue by the Company of, among other securities, 200,000 common shares (the "Acquisition Shares") as consideration for the acquisition of all of the shares of Caradas, Inc.;

(xi) the review of an Advisory Board Consultant Agreement between the Company and Mid Ocean Investments Ltd. effective August 1, 2003 (the "Mid Ocean Agreement") pursuant to which the Company has issued 25,000 warrants (the "Mid Ocean Warrants") to Mid Ocean Investments Ltd., with each Mid Ocean Warrant entitling the holder to subscribe for one common share in the capital of the Company (the "Mid Ocean Warrant Shares") at a price of US$0.62; and

(xii) the review of an agreement between the Company and Etech Capital Group, Inc. dated August 20, 2003 (the "Etech Agreement") pursuant to which the Company has issued 25,000 warrants (the "Etech Warrants") to Etech Capital Group, Inc., with each Etech Warrant entitling the holder to subscribe for one common share in the capital of the Company (the "Etech Warrant Shares") at a price of US$3.40.

In connection with rendering this opinion,

(a) we have reviewed the following documents: (i) the form of the Purchase Agreements, Advisory Agreement, PR Agreement and Business Development Agreement, (ii) treasury directions dated June 20, 2003 with respect to certificates representing the Placement Shares, Retainer Shares, Fee Shares and PR Shares, (iii) a form of the certificate representing the Broker Warrants, PR Warrants and DSS Warrants, (iv) a form of direction dated June 23, 2003 from the Agent with respect to the Retainer Shares, Fee Shares and Broker Warrants, (v) a form of direction dated June 23, 2003 from Sunrise Financial Group, Inc. with respect to the PR Warrants and PR Shares, (vi) a form of direction from iSimplify LLC dated June 23, 2003 with respect to the Business Development Shares, (vii) a form of direction from Atul Parikh dated January 2, 2003 in respect of the DSS Warrants, (viii) the Good Harbor Agreement, (ix) the Mid Ocean Agreement, (x) the Etech Agreement,
     (xi) forms of resolutions of the board of directors of the Company with respect to the transactions referred to above, and (xii) forms of the securities referred to above in the introductory paragraphs (other than certificates representing the Good Harbor Warrants);

(b) we have examined originals, photocopies, certified copies of facsimiles of such public records and certificates and have considered such questions of law as we have deemed relevant and necessary in order to render the opinion hereinafter expressed;

(c) we have assumed the documents referred to in paragraph (a) have been duly executed and delivered by all parties thereto and the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, certified or facsimile copies and the authenticity of the originals of all photostatic or facsimile copies;

(d) we have assumed original copies of the executed Purchase Agreements, Advisory Agreement, PR Agreement, Business Development Agreement, Broker Warrants, PR Warrants, DSS Warrants, Good Harbor Agreement Mid Ocean Agreement, Mid Ocean Warrants, Etech Agreement, Etech Warrants and directions referred to above in paragraph (a) are in the form provided to us by the Company, and the accuracy of the representation and warranties and compliance with the covenants of the parties thereto and that the certificates representing the Good Harbor Warrants will be in the form provided in the officers' certificate referred to in paragraph (i) below;

(e) we have assumed that each holder of securities referred to above is resident of the jurisdiction noted in the address marked on certificates for such securities and where no address is marked, that such holder is not a resident of Canada;

(f) we have assumed that the Agent did not engage or hold itself out as engaging in Ontario in the business of trading in securities in connection with the issuance of the Placement Shares;


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(g)  we have assumed (and are not opining) that the issuance of all securities referred to above complied in all respect with all requirements of applicable securities legislation;

(h) for the purposes of our opinion in paragraph 1, we have relied exclusively a certificate of status issued under the Business Corporations Act (Ontario) dated August 25, 2003; and

(i) as to certain matters of fact, we have relied solely on certificates from the Chief Executive Officer and the Chief Executive Officer of the Company dated July 21, 2003 and August 24, 2003.

Although we are qualified to practice law in the Provinces of Ontario and British Columbia, our opinions are limited to the laws and of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing and to the qualifications herein expressed, we are of the opinion that:

1. The Company is a corporation incorporated under the laws of Ontario, Canada and has not been dissolved.

2. The Placement Shares, Retainer Shares, Fee Shares, PR Shares, Business Development Shares and Acquisition Shares have been duly and validly issued, as fully paid and non-assessable shares in the capital of the Company.

3. The Warrant Shares, when issued in accordance with the terms of the Broker Warrants, will be duly and validly issued, fully paid and non-assessable.

4. The PR Warrant Shares, when issued in accordance with the terms of the PR Warrants, will be duly and validly issued, fully paid and non-assessable.

5. The DSS Warrant Shares, when issued in accordance with the terms of the DSS Warrants, will be duly and validly issued, fully paid and non-assessable.

6. The Good Harbor Warrant Shares, when issued in accordance with the terms of the Good Harbor Warrants (if and when a certificate representing the Good Harbour Warrants is issued), will be duly and validly issued, fully paid and non-assessable.

7. The Mid Ocean Warrant Shares, when issued in accordance with the terms of the Mid Ocean Warrants, will be duly validly issued, fully paid and non assessable.

8. The Etech Warrant Shares, when issued in accordance with the terms of the Etech Warrants, will be validly duly issued, fully paid and non assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement of the Company on Form F-3 to be filed under the United States Securities Act of 1933, as amended relating to the registration of the securities referred to in paragraphs 2, 3, 4, 5, 6, 7 and 8 above. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

Yours very truly,



(SIGNED)  LANG  MICHENER


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